2011 1st Quarter Earnings Webcast Presentation
April 21, 2011 1:00 P.M (EST)                                                                                                                                                                                                                - Prepared Remarks/Q&A Text
______________________________________________________________________________________________________________________________________

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator:

Good afternoon everyone, and welcome to National Penn Bancshares First Quarter 2011 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K. National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995.  Please take a moment to review the Safe Harbor slide of the presentation.  It is now my pleasure to turn the conference over to National Penn’s President and CEO, Scott Fainor.  Please go ahead, sir.

Scott V. Fainor, President and Chief Executive Officer:

Thank you for joining our first quarter 2011 earnings webcast / conference call today.  I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer who will also be providing their comments during this presentation.  I am very pleased to report the positive financial results of this quarter, as well as the accomplishment of certain strategic initiatives we have discussed with all of you on previous calls and within previous press releases.

Slide number two outlines what we released on April 13th, where we repurchased the TARP-related warrant from the United States Treasury for approximately $1 million. This followed our repayment-in-full of all TARP funds during the first quarter, which was allowed by the completion of Warburg Pincus’ $150 million investment in our company.  This concludes our involvement in TARP.

Our continued focus on reducing classified assets helped to support our fifth consecutive quarter of improving overall asset quality in all categories.  Mike and Sandy will provide additional details on asset quality in just a moment.  We are also very glad to report another quarter of improving core profitability as a result of continued strong fundamental performance and our disciplined focus on executing our 2011 strategic plan.

I’ll now turn the presentation over to our CFO, Mike Hughes.  Mike?

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President:

Thanks, Scott. Before we talk about the results of the quarter, we want to just spend a few minutes and look at the balance sheet and some potential opportunities. The improving asset quality trends, primarily the reduction in classified assets, allowed us to reduce the loan loss provision and the loan loss reserve. There was also a single credit in the quarter for which we had a specific reserve that was charged off. We anticipate restructuring this credit into a TDR [troubled debt restructuring] in the second quarter.

So when you look at the quarter, net charge-offs of $17 million, the specific reserve was about $3 million related to that one credit, and then the reduction in classified assets allowed us to reduce the reserve by about $4 million, coming to the provision of $10 million. Also, you can see the strong capital base obviously positions us well, as it relates to capital management opportunities. These ratios are very strong considering the economic and regulatory environment. We had said that TARP was a priority for us and we will continue to evaluate the [cash] dividend as the internal generation of capital continues to improve.

Another point is the liquidity on the balance sheet, and our ability to grow the balance sheet as economic conditions improve also positions us well. Again, we are asset sensitive and should benefit in an increasing rate environment.

If you return to slide number four, we reported earnings of $0.10 per share.  Adjusted for the accelerated discount related to TARP of $0.01, adjusted earnings are $0.11. That's an ROA of 88 basis points, generally a very clean quarter with strong fundamentals.

Referring to slide number five and looking at the net interest margin, the net interest margin expands to 3.58% from 3.43%. We've talked previously about disciplined deposit pricing; it continued in the quarter, and when we look at CDs in excess of $100,000, they declined by about $163 million in the quarter. Also we had $76 million in FHLB advances which matured that had a rate of 3.89%, both of those helping us on the margin.

Loan demand remained soft, but levels have improved from the previous quarters. And so when you look at in summary, the tax equivalent net interest margin was consistent with prior quarters considering the different [number of] days in the quarter.

Guidance on the margin is somewhat difficult based upon the significant variables of loan volumes, deposit pricing and interest rates in general. In the current environment, we do anticipate some benefit of deposit re-pricing in future quarters, albeit at lower levels. Generally, we believe the margin will trend around the 3.50% range.

If you look at slide number six, and looking at non-interest income, mortgage banking activity consistent with what you've seen from others, and the decline in refinancing activities down from about $2.5 million to $2 million, up to $1 million.

Service charge income: seasonal in nature, relatively lower due to deleveraging by our customers and building of cash positions, but also impacted by regulatory change. Favorably impacting the quarter was the harvesting of some sub-debt mezzanine investments made to an investment vehicle which we have invested in previously benefited this quarter. And as it relates to wealth management, adjusting for the sale of Christiana, continues to perform well and is meeting our expectations.

Slide number seven, operating expenses: well controlled. In the quarter, $2 million of non-recurring items, one was the acceleration of vesting of restricted stock grants based upon the TARP repayment (that was about $1 million) and we had some resolution of a previous litigation (also about $1 million). If you take that efficiency ratio that you see on the slide of 59.6%, adjusted for those two items, the ratio is about 57.5%.

On slide number eight, capital levels continue to improve. [First] quarter, as Scott mentioned reflects the Warburg Pincus investment of $87 million of the $150 million investment in total. The internal generation of capital and the deleveraging are reflected here and also it's mitigated by the repayment of TARP, but very, very strong capital levels.

Lastly, before I turn it over to Sandy, as it relates to asset quality and you look at - you've seen the slide before, but the level of non-performing loans remains relatively low, 1.51% of loans, coverage very strong at 181% of non-performing [loans]. Non-performing loans conservatively valued at $0.66 on the dollar.  When you look at the slide that has a lot of numbers, very good trends related to provisioning and net charge-offs.  Sandy will now give some more color on the asset quality.

Sandra L. Bodnyk, Chief Risk Officer & Group Executive Vice President:

Thank you, Mike. On slide 10, our classified loans are noted as decreasing by $40 million or 9% in the quarter. This represents the continuation of what is now a four consecutive-quarter trend and the largest net decrease to date. The decrease was driven by a combination of the continued good work of our special assets units, receiving payments and pay-offs, upgrades of certain credits based on improved customer performance and very importantly, a significant decrease in the migration of credits into the classified category.

This reduction in migration is a function of both the stabilization of customer performance, as well as the effectiveness of our risk rating systems in getting out ahead of issues earlier.

Slide 11 shows non-performing assets and charge-offs following suit with a five quarter decreasing trend and reductions this quarter of 5.6% and 14.6%, respectively. Non-performing loans at 1.51% of total loans clearly represent top quartile peer performance. ORE has remained stable at $7.7 million representing three real estate credits, and delinquency is at a five quarter low-point 48 basis points.

Slide 12, the loan risk profile demonstrates continued reductions in our CRE construction portfolio, which is now down to $207 million or 4% of our portfolio. I want to note that our consumer and mortgage portfolios remain stable with strong credit metrics.

Finally, as we've seen in previous quarters on the final slide, asset quality stress was and continues to be related to our southeastern region, which is the region that originally benefited from the strongest economic expansion.

With that, I'll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer:

Thank you, Sandy. Our last slide number 14 outlines our primary strategic focuses for 2011. As a result of the work of our entire team throughout 2010 and to-date so far in 2011, we are operating as a clean, strong, and efficient company that continues to focus on our strong fundamentals.

We will continue to pursue opportunities to further enhance profitability, which will enhance both shareholder and franchise value for our shareholders. Although we have significantly improved asset quality, our strategic objective in 2011 is to continue all efforts to further reduce all categories of problem loans.

In 2011, we will also be focused on National Penn's brand awareness initiative to leverage the strength of our business model. This has been occurring through massive increased corporate-wide calling efforts and corporate-wide business calling blitzes. We are using all of the strength of our business model to focus in on this with our banking, insurance, investments and trust products and services.

We're going to continue to positively leverage this business model and our banking teams will continue our ongoing outreach and cross selling strategies, which have been positive to-date, but we understand that we need to do more and we understand that growth is critical. Since last summer, we've been telling all of you that we have focused on playing offense and it has taken us several quarters to be able to harness this positive momentum, and we realize that to now grow is critical. We are out in all of our markets actively pursuing opportunities across all lines of business to build upon National Penn's current position of strength.

I want to thank all of you for joining us today and we're now going to open up the line for analyst questions. Thank you.

Operator: [Operator Instructions] Our first question comes to us from the site of Bob Ramsey with FBR Capital Markets. Go ahead please. Your line is open.

Bob Ramsey - FBR Capital Markets: Hey, good afternoon, guys.

<Q - Bob Ramsey - FBR Capital Markets>: I guess I might have missed something earlier. Could you clarify what you were saying about net interest margin? I know you said there could be some benefits from deposit re-pricing, but did you say 3.50% is sort of where you expect things to shake out going forward?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Bob, it's difficult based upon where loan volumes go. But assuming the rate environment is relatively flat, we're saying it's in that 3.50% range.

<Q - Bob Ramsey - FBR Capital Markets>: Okay. And then as you think about provision expense going forward, given your credit outlook, did credit cost sort of stay around the level that we saw this quarter or do you think that there is room for improvement, or do you think that there was some sort of one-time benefit this quarter pulling the reserve down and maybe it goes a little bit higher or what you're thinking?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: We've talked about this before. Again, our process is somewhat formulaic. Again, it's driven to a great extent by the level of classified loans. You've seen a trend in classified loans over the last four or five quarters where they declined. We would believe that if we continue to see those types of trends, that we may have the ability to release reserves going forward.

<Q - Bob Ramsey - FBR Capital Markets>: Okay. And then maybe last question and I'll hop back out. But you all did mention that the pace of runoff in the loan portfolio has begun to slow and certainly you all have acknowledged that growth is a very high priority. Maybe what is sort of some of the factors behind the slowing pace of runoff and when are you guys thinking - I mean it does look like the net growth or the net runoff has gotten smaller every quarter for the last year-and-a-half, when do you think that stabilizes and you can actually put up some growth?

<A - Scott Fainor - President & Chief Executive Officer>: We believe in the markets we cover, Bob, that we are going to have in central and eastern Pennsylvania, slow growth as the economy continues to work its way out of the recession. However, we believe the second half of the year looks to have more positive results than the first.

And then I would also say that in regards to our calling efforts, we're going to continue to focus on supporting our customers. And we think it will be slow, but if we can slow the amount of credits migrating, then we should be able to stabilize the growth and continue to have some more growth in loans as the year goes on.

<Q - Bob Ramsey - FBR Capital Markets>: Okay. Thank you.

Operator: Thank you. And our next question comes to us from Frank Schiraldi from Sandler O'Neill. Go ahead, please. Your line is open.

<Q - Frank Schiraldi - Sandler O'Neill & Partners>: Just a couple of questions here. First, maybe if I could just ask that last question in a different way. Just wondering if you could maybe talk about the pipeline that you're seeing right now compared to three months ago time?

<A - Scott Fainor - President & Chief Executive Officer>: The pipeline right now in our consumer businesses, which is retail lending, has been at the highest activity level with the current campaigns we have going on with home equity lines and loans, since 2007. When it comes down to our business banking, small business and commercial pipelines that we have in the regions are probably at their highest levels within the last two years.

It's very competitive. And as I said before on the last question, the growth in the market still remains slow. So what we need to do is convert these pipelines, but also keep ourselves in a position of where we have less run-off going out the back end of the portfolio and continue to get some loan growth even if it's small in its amount for the remaining part of 2011.

<Q - Frank Schiraldi - Sandler O'Neill & Partners>: Okay. And then I'm just wondering how you're thinking about the securities book here. End of period it looked like you had about $500 million in cash and fed funds sitting on the balance sheet. Just wondering how quickly - in lieu of loan growth, how quickly you can or will utilize those funds into some higher yielding assets?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Yes, we think it's an opportunity for us, but in this rate environment, and we've been patient maybe to a fault, but I would anticipate that we would stay very liquid. We would continue in managing the bank through deposit pricing and don't anticipate in the current [or] next couple quarters, reducing that materially.

<Q - Frank Schiraldi - Sandler O'Neill & Partners>: Okay. And then just finally, I just wanted to confirm that the decrease in classifieds and decreases in the NPAs were not affected at all by the divestiture of Christiana, right?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: That is correct.

<Q - Frank Schiraldi - Sandler O'Neill & Partners>: Okay. Thank you, guys.

Operator: Thank you. And our next question comes to us from the site of Damon DelMonte with KBW. Go ahead, please.

<Q - Damon DelMonte - Keefe, Bruyette & Woods, Inc.>: Great, thanks. Just a quick follow-up on the securities portfolio - I noticed that the yield for the portfolio was up about 15 basis points. Could you give us a little color around that, Mike?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: I do think it's more a function of the quarter and the mix somewhat. The rates have come up a little bit. What we're putting on now is closer into the 2.90% - 3% range. But, again, in that 15 basis points in the quarter, I wouldn't bet that that was necessarily sustainable longer term.

<Q - Damon DelMonte - Keefe, Bruyette & Woods, Inc.>: Okay. Are you changing your investment strategy at all with the type of securities you're buying?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President >: We really are not. We're in mortgage-backed CMO product and with relatively short durations of three to four years, and that's where we've consistently been.

<Q - Damon DelMonte - Keefe, Bruyette & Woods, Inc.>: Okay, great. And then with respect to the recent change in FDIC assessment, are you guys expecting a benefit going forward? And if so, can you quantify that?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: We do expect a benefit going forward. Right now, we would probably think it's in the $500,000 range on a quarterly basis.

<Q - Damon DelMonte - Keefe, Bruyette & Woods, Inc.>: Okay. Okay, great. And then just lastly with respect to your non-performing loans, have you given any thought to maybe trying to dispose of them in a bulk sale?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: When Sandy and Scott and I talk about this – if you look at the non-performing loan levels relative to a bank of our size we think - and if you look across the peer group - they're relatively low. And we do have the philosophy that the first loss was the best loss, but what we have there now we believe the hold and work-out strategy is much better than any kind of bulk divestiture.

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: We have clearly worked through the kind of assets that would be subject to that kind of treatment.

<Q - Damon DelMonte - Keefe, Bruyette & Woods, Inc.>: Okay, excellent. Thank you very much.

Operator: Thank you. We now move on to the site of Mike Shafir from Sterne Agee. Go ahead please.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: I was just wondering, I mean there is a pretty big disparity between your classified loans to loans ratio and your NPL to loans. So, I was just wondering kind of in terms of the thought process, what is driving that pretty significant disparity? And if we are thinking about the provision and so forth kind of based off the classified number, how should we think about that moving forward?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Well, I guess the one thing, Mike, I guess you are referring to some of this new loan disclosure you saw at the end of the year. And the real concern there is - is there comparability between classified assets at different banks based upon internal ratings, regulators and so forth. So, we've gone through, as you can appreciate, a very deep process in making sure our gradings are correct. I would think if we are erring on a side, we are being conservative.

So I think it's very difficult and we've tried to do a little bit of what you're referring to, compare us to others as it relates to classifieds. The accounting literature related to a non-performer is pretty straightforward. The classification is a little bit more ambiguous. So, we don't look in, what we've looked and said even for when they quantify classified assets were sort of middle of the pack type on what we've looked at, but difficult to compare.

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: One thing that may be helpful to you is, we do, as part of our regular process, track the classified credits that we consider credits that will improve and we consider those to have a stay strategy and others are obviously an exit strategy. And quarter by quarter, the amount of credits in that field that are stay strategy is increasing and it's well over 50% at this point.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: Well, thank you for all that detail. I guess you guys have been providing your classified loans to loans ratio for an extended period of time now.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Correct.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: So there's a lot of consistency in terms of me looking over the last year or so in your numbers.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Correct.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: And they are pretty close, yet the NPL number has been coming down at a much more robust pace. And I guess that's what I'm having a hard time trying to reconcile the thought process.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: And Mike, I guess I'd say if you look at Sandy's chart, whatever that was chart number 9, I don't think that the classifieds are pretty close, because they've gone from $532,000 down to $440,000. So you've got inflows and outflows of all of those and your point is well taken. You can look at us and get some type of trend.  And, if you look over 4 or 5 quarters, we think the trend on classifieds and non-performing [loans] is consistent. The other point I'd make though is a percentage change on a non-performing, because the base is lower, may look like a higher percentage but we're going in the right direction on both.

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: The other thing that I think impacts that number is we tend to do a lot of note sales as part of our workout strategy, prior quarters more so than more recently, but that keeps the NPAs from building.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: Okay.

<A - Scott Fainor - President & Chief Executive Officer>: When you start off in a cycle like this, our philosophy has been, as Mike and Sandy have both stated, to dig deeper into the portfolio with your first loss as your best loss. And if that's how you're attacking it, you're going to be having workout plans for all of your remaining classified loans which are going to possibly be stay and reduce or stay and maintain. And we'll be working through those, and as credit quality continues to get better, that should have a benefit to us longer term.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: Okay. Thanks a lot for that detail. And then just on the tax rate, I know it's been difficult with everything that's going on, just to think about it moving forward, where should we be?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Again, it moves around as you say. It moves around based upon profitability, but I'll just say this. If you look at Nat Penn prior to the recessionary period, the effective tax rate has been in the 20% range. You see it at the quarter at 19[%] range. I think that 20% to low 20% range is a fair effective tax rate with the caveat there is a lot of variables here.

<Q - Mike Shafir - Sterne, Agee & Leach, Inc.>: Okay. Thanks a lot. Appreciate it.

Operator: And our next question comes with from Rick Weiss with Janney. Go ahead please.

<Q - Richard Weiss - Janney Montgomery Scott LLC>: I was wondering if you could talk a little bit about the loan competition. It seems to me and is this fair, but any growth that's coming right now is taking business away from competitors rather than new business?

<A - Scott Fainor - President & Chief Executive Officer>: Yes, but there is no doubt, I think in that first question that was asked, the market and the economy is still operating at a very slow growth pace in central and eastern Pennsylvania. So, as banks continue to look at their loan growth potential, there is a lot of competition between large banks, regionals and small banks. So we've got the full gamut, but I would say that we are used to that over the years.

From our perspective, increased calling with multiple bankers, with multiple line of business professionals is going to help us close fee income business in our wealth and insurance groups and at the same time it's going to give us an advantage on the loan production side. And however small that might be will help to continue to stabilize and give us some slow [loan] growth. We will not give in and have not had to give in on credit standards.

There has been pressure on pricing and we believe from our strong fundamentals that we have the ability to compete from a pricing standpoint, maintain our margin and increase bottom line profitability.

So, we're in the market, the brand is out there. Our bankers are poised. We are playing offense and we feel good about where we are at. And we think that there will be a slight uptick in some of those growth trends in the second half of the year.

<Q - Richard Weiss - Janney Montgomery Scott LLC>: Okay. And speaking of playing offense, what's your take on the M&A market?

<A - Scott Fainor - President & Chief Executive Officer>: We do believe that the industry will consolidate. We've said that on previous calls. We believe that with the support of Warburg Pincus standing shoulder-to-shoulder with us that we can be viewed as an acquirer of choice. We wanted to continue to focus on the repayment of TARP that is now behind us. I think from the standpoint of us being clean, strong and efficient is going to give us an advantage in the future. And between Mike, Sandy and I and our executive team, we have relationships with other bankers that will work us through in 2011 and 2012. So we will participate in the consolidation and we believe that we have some advantages to do so.

<Q - Richard Weiss - Janney Montgomery Scott LLC>: Okay. That's all have. Thank you very much.

Operator: [Operator Instructions] We'll next go to Mac Hodgson with SunTrust Robinson. Go ahead, please.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: On that same topic - M&A - it seems like the Northeast has been a little bit more active than other regions of the country. Obviously it's a healthier banking market. And there are a lot of banks that appear ready to be buyers in M&A wave. And it seems like in recent deals, investors have been somewhat critical of transactions and any sort of negative impact that might have on tangible book value et cetera. And I just kind of wonder if you guys rethink your M&A strategy at all in light of that, given that a lot of buyers' stocks have declined, in some cases materially, following the acquisition announcements.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Well, Mac, this is Mike. I guess we do look at its relative valuation as opposed to absolute valuation both from a buyer and seller perspective. We believe, to Scott's point, you'll see more consolidation in this market. A couple of concepts; we think relative size matters, so we think growth is important to us. And when you look at our capital levels, we think that that is a way, the most effective way, to leverage the capital we have.

We're cognizant on relative risk and there will be more companies that have higher credit quality problems that we probably won't pursue to a great extent. But we have a very concentrated franchise in good demographic markets. We will be disciplined in the acquisition strategy and the pricing, but I believe there will be opportunities here.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: And when would you - when would that strategy change at all and the company become more interested in increasing dividends, share buybacks, things like that?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Well, I think they are all part of a capital management strategy. So while I'm not precluding, I do think as I said in my opening comments that we'll continue to evaluate the dividend strategy. Share buybacks, probably something that's down the road. We're moving through this regulatory and economic environment. And I think it's all part of it. If you ask us as we've talked before, repayment of TARP was our number one priority as it relates to capital management, acquisitions and dividend being the second and third tier, and we'll have to balance them.

<A - Scott Fainor - President & Chief Executive Officer>: And Mac, you know this team. We're always working on multiple strategic initiatives at one time. So we have to look at all of those items as Mike stated.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: Sure, okay. Great. And then on the loan book, it looks like construction and development loans declined pretty materially, maybe $75 million or so linked quarter, one of the bigger declines that we've seen the last several quarters. What drove that in what should have been maybe a seasonally more challenging quarter?

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: It's primarily repayments in that category although there were some that eventually migrated to permanent lending also.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: Okay, got you. And Scott, it seems like your comment about loan growth maybe back half of the year, or gross loan growth back half of the year, or increase in balances I guess, is that driven more by - I mean it seems to be a common statement by a lot of management teams. Is that driven more by the lack of - expectations of the lack of run-off as construction balances get where they're going to bottom, or are there tangible signs that you really expect demand to pick up in the back half of the year and what are those signs?

<A - Scott Fainor - President & Chief Executive Officer>: It's multi-pronged. I think your statement about loan run-off slowing will occur. There will be a slight amount of more demand that will occur. I think that based on our teams having been calling now consistently for several quarters as we've been playing offense, that will give us an advantage. So all of these things with the confidence in the market that maybe there's some stability in the economy, will all play a role in us being able to get a more than fair share look at credit and at loan closings. So it's going to be a multitude of things that take place. The central and eastern part of Pennsylvania, there are all certain pockets of brighter signs of confidence of our customers making investments in capital equipment, hiring people - and although it's slow, it is occurring. And so we have to make sure that we're providing those solutions to our customers and prospective customers. And I believe that we'll get more than our fair share of that market growth.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: Okay, great. Appreciate it.

Operator: And moving on to the site of Andy Stapp with B. Riley & Company. Go ahead, please.

<Q - Andy Stapp - B. Riley & Co.>: Just have one question left. Just - what are you seeing in terms of loan pricing and underwriting with regard to your competitors?

<A - Scott Fainor - President & Chief Executive Officer>: I'm going to answer this and I'll allow Mike and Sandy to comment. There's no doubt that for what we would consider to be very high quality borrowers and competitors that no one wants to lose those accounts. So there is going to be pressure on pricing. We're seeing that across the board.

However, the more banking teams can cross-sell in more products and services, our borrowers or prospective borrowers are willing once again to pay for that value. So there is pressure on pricing, but we're trying to create a differentiation around all of our products and services being cross-sold into a customer relationship.

At the same time on credit standards, we do see differences in structure on certain occasions. But from our standpoint, we are staying very consistent and very disciplined on structure and we're probably giving more on pricing for the higher quality borrowers and we are winning our fair share of business.

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: That's exactly right, Scott. I think we are seeing more of the structural kind of pressure from smaller competitors and more of the pricing pressure from larger competitors.

<Q - Andy Stapp - B. Riley & Co.>: Okay. Thanks.

Operator: Thank you. We'll now move on to David Darst with Guggenheim Securities. Go ahead, please.

<Q - David Darst - Guggenheim Securities LLC>: Mike, it looks like you've taken a lot of liquidity out of the balance sheet from short-term securities and repaid some borrowings. Do you expect to continue to take out the excess liquidity and pay down some of the wholesale sources of funding this year?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Yes. I think more of the liquidity has gone from as we've re-priced deposits and let the - we talked about the over $100,000 CDs. If we have a single product customer, we're not really chasing on rate. As it relates to Federal Home Loan Bank borrowings, there was $76 million in the first quarter. For the remainder of the year, I'm going to guess something around $10 million. So over the next couple quarters, it's not much. And we're going to have that balance between loan volume and deposit growth that will impact that liquidity.

<Q - David Darst - Guggenheim Securities LLC>: How much more of just the cash balance on the balance sheet do you think you can let run off or use to fund higher cost CDs that leave the bank?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Well, I mean it's not just the cash position. If we really got to the point where we were looking at, and I think generally, we want to keep the entity relatively in this size range. I won't tell you we won't have a couple-hundred million up or down. But we're not looking at shrinking the bank materially. And I think to your question is, it's not only the cash, but we have certainly a very liquid investment portfolio if indeed we decided that we could improve profitability in the short term by leaving that go.

But I'll tell you the balance right now is we've got a great core franchise, Nat Penn has had it for a long period of time and we're balancing the long term and the short term and trying to keep the customer and customer relationships, and we want to be cognizant. If you look where we're pricing deposits right now, we think we're competitive and we want to stay so. So, I don't see a tremendous shrink in the size of the bank.

<Q - David Darst - Guggenheim Securities LLC>: Okay. Should we assume that going forward, the total asset declines are basically finished then and it will be flat before we see growth in the second half of the year?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: I think it's a function of loan volumes and deposit pricing. The other thing you have to think about in the liquidity side is we did take $150 million and repaid TARP in the quarter. So, our goal is to keep the institution relatively the same size. Market conditions will tell us whether that is going to happen and it's going to be driven to a great extent by loan volumes.

<Q - David Darst - Guggenheim Securities LLC>: Is there a way for us to gauge how much more decline you anticipate in loan portfolios?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: I don't think we what we're trying to do as everyone else is, when you look at the growth rates, it's within a narrow band. Our goal is to keep the loan portfolio relatively flat, to get some growth potentially in the second half of the year.

<Q - David Darst - Guggenheim Securities LLC>: Okay. And Scott, is there - are there any early signs from your calling efforts that you can share with us that maybe that are successful?

<A - Scott Fainor - President & Chief Executive Officer>: We had several trust and wealth management wins against multiple competitors where we've been able to bring in investment management accounts and additional deposits from what would be our Northern and Western markets that link up to the Marcellus Shale areas of our company.

In our core franchise, through the Lehigh Valley and the Central region, we've been awarded four different larger middle market and larger commercial full relationships with loans, deposits, cash management, international trade and so on, and that's just over the last several weeks. So, we have been competing against many different banks, large and small.

I think that the efforts of us strengthening capital, asset quality declines, and asset quality just getting so much better, our return to profitability and now this first quarter has gone extremely well in the markets, just from what we're hearing in feedback this morning, our repayment of TARP. All of this has positive momentum built in with our banking teams and our 2,000 employees across the company. So, we need to capitalize on this. We need to continue to backfill some of that runoff and try to stabilize and we will. Ultimately, we need to continue to focus on building profitability for the rest of the year.

<Q - David Darst - Guggenheim Securities LLC>: Okay, good. Mike, one more question. Could you comment on your outlook for your expense base? Is there anything unusual in the other operating expense category that might go up?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: No. I really think the run rate you see in that $56 million to $58 million range is a good quarterly run rate for us right now.

<Q - David Darst - Guggenheim Securities LLC>: Okay, thank you.

Operator: Our next question comes from Jason O'Donnell with Boenning & Scattergood. Go ahead please.

Jason O'Donnell - Boenning & Scattergood Securities: Good afternoon, a good quarter.

<A - Scott Fainor - President & Chief Executive Officer>: Thank you.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Thank you.

<Q - Jason O'Donnell - Boenning & Scattergood Securities>: Scott, you suggested in the last quarter's call that your focus this year on hiring commercial lenders and I apologize, if I missed the commentary around this. Can you just give us some color around kind of roughly how large the commercial lending force is currently and any progress you've had on that front?

<A - Scott Fainor - President & Chief Executive Officer>: Well, we said in our January call that we had hired 12 between commercial real estate, commercial bankers and regional credit officers. For us, that was a big group of hires. They came for the most part out of larger banking companies and we've been very excited to have them as part of our team.

The other thing is that we have separated, as I think you are aware in -- at the end of '09 and in the beginning of '10 we separated credit from the line authorities. And so, all of our credit officers report through our regional credit teams to our Chief Credit Officer and Chief Risk Officer and all of our regional presidents and their commercial teams report up to our general bank delivery officer and our corporate banking head.

So from our standpoint we're going to try to continue to beef up our commercial banking teams. We want to be prudent in who we're bringing in, so they matchup with our culture of credit underwriting and relationship management. And we're going to continue to look at our specialized lending groups, our commercial banking and we have a very strategic focus on small business banking. Those would be customers that have less than let's say $2 million in revenue, that are going through our centralized technology score carding approach and we also have solid underwriters in that group.

So, we're very poised to continue to grow and I think we have enough capacity to grow this loan portfolio for the next several quarters. But we're always going to be on the lookout for opportunities that come in front of us.

<Q - Jason O'Donnell - Boenning & Scattergood Securities>: Okay, great. And then on the non-interest income front, can you just talk a little bit about what strategies you're pursuing to mitigate pressure on your deposit service fees going forward if any? We're hearing a lot more about product redesigns going on in the market.

<A - Scott Fainor - President & Chief Executive Officer>: Well, first of all we have been focused over the last two years on moving more of our customer base where possible into our value plus checking account, which is a higher minimum balance and it's an account that has safety and soundness type features. We've been very successful with that account. That's driven our average balances up and if you don't carry an average balance of what the minimum is, you're going to get charged fees. We've then designed a product for the small business customer called the business advantage account and that small business account has been very successful in trying to bring small business customers over to the same safety and soundness without having all the fees. That's driven up our average balances.

On the fee income side, we're going to have to continue to try to look at cash management, insurance, wealth management; so increased deposit balances in checkable products on both business and consumer and then at the same time all of our other lines of business and the fee income that they can generate. That's how we'll offset some of the loss that's taking place in the Reg E and in any inter-charge, should that occur.

<Q - Jason O'Donnell - Boenning & Scattergood Securities>: Okay, great. Thanks for the color. And then I guess, Mike, given the size of your excess capital position currently, can you just comment on your appetite potentially to repay some of the trust preferred debt on your capital structure?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Yes. When we look at the trust preferred and the fact that we're under $15 billion and it's grandfathered, that it is Tier 1 capital under the Collins Amendment, and we look at the relative coupon on that. Although some may argue in this rate environment you could do better, I think when we look at capital management strategies, we don't look at the redemption of the trust preferred because of the grandfathered nature and on an after tax basis a relatively low cost of capital.

<Q - Jason O'Donnell - Boenning & Scattergood Securities>: Great. Thanks a lot.

Operator: [Operator Instructions] We'll next move to Chris Marinac with FIG Partners. Go ahead, please.

<Q - Chris Marinac - Fig Partners LLC>: Hey, how are you? For Scott or Sandy, I was just curious if you could talk about sort of the movement underneath the classifieds within special mention, just as observations, and then is there any risk that some of those watch list loans cross over as the year goes on?

<A - Sandra Bodnyk - Chief Risk Officer & Group Executive Vice President>: We have measured our migration very carefully over the last several quarters and clearly we talked about today the lower migration into the classified category. We still have a portfolio of what we call criticized special mention credit, which at this time in the economic cycle would be at a level that would be higher. But as we've said, as we evaluate our strategies on credits in both of those categories, we are seeing more and more become stay and improve credits and think the direction is turning upward and the migration lower is shrinking.

<Q - Chris Marinac - Fig Partners LLC>: Okay. And then I guess just as a general question, what's the feedback from regulators if you were to approach an M&A transaction? You've probably marked the portfolio. Would that potentially muddy your own internal risk grades if you brought another portfolio on at this point?

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Well, I think there would be two separate issues. From a classification standpoint, we would put them in what we thought was the appropriate classification, regardless of the purchase accounting mark. So we put them in our categories internally, we would mark them as part of a transaction, but I think what you'd have is -- on pro forma for an acquisitive company, it would be more difficult to just look at loan loss reserve coverages because some of that mark would be embedded in the actual loan. We would have more disclosure so one could reconcile from the loan loss reserve to the other marks we have.

- Chris Marinac - Fig Partners LLC>: Okay, great. That's helpful. Thank you both.

<A - Michael Hughes - Chief Financial Officer & Group Executive Vice President>: Thanks.

<A - Scott Fainor - President & Chief Executive Officer>: Thank you, Chris.

Operator: And it appears we have a follow-up question from Mac Hodgson. Go ahead, please.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: Hey, just a follow up, wanted to see if you can provide any update on the MOU and just remind us if -- I'm assuming it doesn't have any impact on your ability to do acquisitions, could you just kind of maybe clarify that point?

<A - Scott Fainor - President & Chief Executive Officer>: We don't believe that it has any impact on us doing acquisitions; however, we need to get the MOU lifted. We are working with the OCC very closely. We believe that we have met or exceeded every aspect of the MOU and will continue to do so. We think it was very positive for us to be allowed by the OCC and the Federal Reserve to repay TARP in full, and we have as a top priority to get the MOU lifted. And as soon as we have a timetable, we'll be letting everyone on this call know. So that's the update we have.

<Q - Mac Hodgson - SunTrust Robinson Humphrey>: Okay, great. Thank you.

Operator: And it appears that we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

Well, we just want to thank all of you for joining our first quarter 2011 webcast call today. Very good questions and we're very excited about our financial performance for this quarter and our fundamentals, which remain strong. And we're going to continue to execute on our 2011 strategic plan and keep you all posted on our progress. Talk soon and everyone have a great week. Thank you.

Operator: Ladies and gentlemen this does conclude today's teleconference. You may disconnect at this time.